Exhibit 99.1


FOR IMMEDIATE RELEASE

   UTOPIA MARKETING, INC. ANNOUNCES ASSIGNMENT FOR THE BENEFIT OF
                            CREDITORS

WEST PALM BEACH, FL - November 3, 2000 - Utopia Marketing, Inc. (OTCBB: UTPM) announced today that it has filed in the Circuit Court for Palm Beach County an assignment for the benefit of creditors pursuant to Florida Statute Section 727. The Board of Directors of Utopia has authorized management to retain Moecker & Associates as the "Assignee" of all of Utopia's remaining assets.

Under the assignment, the "Assignee" is charged with the orderly liquidation of Utopia's assets and the payment of Utopia's creditors in accordance with the priority of their respective claims. Utopia recently discontinued its operating business activities and now has only two remaining employees for the purpose of winding down the Company's operations.

Among the reasons for Utopia's decision to discontinue its business operations were the company's inability to raise additional capital to fund its continuing operations and the competitive market conditions in the company's line of business.